STOCK EXCHANGE AGREEMENT


STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of April 19, 2000 by and between Blagman Media International, Inc., a Nevada corporation ("BMII" or the "Company"), MNS Eagle Equity Group I, Inc. ("MNS") and those shareholders of MNS who have executed a counterpart of this Agreement (the "MNS Holders").

                                   WITNESSETH:

     WHEREAS, BMII wishes to acquire all of the issued and outstanding stock of MNS (the "MNS Shares") in exchange for total consideration of 50,000 shares of common stock of BMII and $100,000 in cash; and

     WHEREAS, BMII and the MNS Holders are entering into this Agreement to provide for the acquisition by BMII of the 613,794 shares of MNS held by the MNS Holders (the "MNS Control Shares"), which today do and as of the closing of the transactions herein contemplated shall constitute 89.933% of the total MNS Shares, in exchange for payment to them of their prorata share of the total consideration; and

     WHEREAS, it is the intention of the parties that (i) MNS be operated as a wholly owned subsidiary with its own board of directors but including representatives of BMII; and that (ii) the transaction be tax free under either
Section 368 or Section 351 of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto hereby agree that:

     1.   Purchase and Sale of Securities.

          1.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, BMII hereby purchases all of the 613,794 MNS Control Shares from the MNS Holders, and the MNS Holders hereby sell the MNS Control Shares to BMII (the "Exchange").

          1.2 Purchase Price. In payment for the MNS Control Shares, BMII hereby agrees to ratably pay and deliver to the MNS Holders at closing their respective prorata shares of the total consideration, amounting to a total of US$89,933.00 in cash and 44,967 shares of the common stock of BMII (the "BMII Shares") in the proportions set forth on SCHEDULE 1.2; and the MNS Holders hereby agree to convey and deliver all of the MNS Control Shares to BMII at closing. All of the MNS Control Shares and the BMII Shares must at closing be duly authorized, fully paid and validly issued, free of all liens, claims and encumbrances. The MNS Control Shares, and the cash and BMII Shares payable to the MNS Holders, shall be delivered to Brasher & Company, Attorneys at Law, 90 Madison Street, Suite 707, Denver, Colorado 80206, for delivery to the proper parties, and delivery to such firm shall constitute delivery to the parties. The "Closing" shall be the date the MNS Control Shares, cash and BMII Shares are delivered to such firm.

     2. Company's Representations and Warranties. The Company represents and warrants to MNS and the MNS Holders that:

          2.1 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate, and lease its respective properties and assets and to conduct its respective businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business, operations, affairs, properties, or assets. This shall be referred to as the "Condition of the Company."

          2.2 Compliance with Law. The Company has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations, and qualifications under all federal, state, local, and foreign laws and regulations, and with all federal, state, local, and foreign governmental or regulatory authorities ("Authority") required for the conduct by it of its businesses and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations, or qualifications could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company. The Company is in compliance with all laws, regulations, ordinances, orders, and decrees (including, without limitation, all environmental and occupational, health, and safety laws) of any Authority applicable to the conduct by the Company of its business and to its ownership and possession of its properties and assets other than where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company.

          2.3 Authorization, Execution, and Delivery of Agreement. (a) The execution and delivery of this Agreement, the issuance and sale of the Shares to MNS, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of the Company, (ii) do not require the approval or consent of any stockholders of the Company, and (iii) have been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly executed and delivered by the company, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

               (b) The Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid, and nonassessable, and MNS will acquire valid title to such shares, free and clear of any encumbrances.

          2.4 Financial Statements. The Company's audited financial statements for the periods ending December 31, 1998 and 1999 are true, correct and complete, and have been prepared in accordance with generally accepted accounting principles and standards and all applicable SEC rules.

          2.5 No Misrepresentation. This Agreement and the Company's Form 8-K report previously furnished contain no untrue statement of a material fact, nor omit to state a material fact about the Company necessary to make the statements contained herein and therein not misleading.

          2.6 Capitalization. The Company has authorized 50,000,000 shares of common stock of which 12,600,000 are issued and outstanding and 5,000,000 shares of Preferred Stock of which 600,000 shares of Series A Preferred Stock are issued and outstanding. The Board of Directors has the right to issue preferred stock in series with the relative rights, designations and preferences determined by the Board of Directors from time to time.

     3. Representations and Warranties of MNS and the MNS HOLDERS. MNS and the MNS Holders severally represent and warrant to the Company that:

          3.1 Execution and Deliver of Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, binding, and enforceable obligation of MNS and each of the MNS Holders, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          3.2 Purchase Entirely for Own Account. The MNS Holders each confirm that they are acquiring the BMII Shares for their respective own accounts and not as a nominee or agent for any person, and each is acquiring the BMII Shares for investment and not with a view to the resale or distribution of any part thereof, other than as permitted by applicable federal and state securities laws, and no MNS Holder is a party to any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person with respect to any of the BMII Shares.

          3.3 Representations and Warranties Correct. To the best knowledge of each of the MNS Holders, the representations and warranties of MNS herein are true and correct, and MNS has full power and authority to enter into this Agreement.

          3.4 Receipt of Documents. The MNS Holders each acknowledge that his, her or its investment is based solely on the description of the Company given by the agents of the Company without any written disclosures, but also by inviting the MNS Holders to discuss the Company with the Company's officers or its professional advisors.

          3.5. Access to Information about Company. The MNS Holders each have had the opportunity to discuss the Company's business and affairs with such officers or other officials of the Company and/or agents as they have deemed necessary or appropriate, and each believes that he, she or it has received all the information considered necessary or appropriate for deciding whether to purchase the BMII Shares. Notwithstanding the foregoing, MNS and the MNS Holders represent and warrant that MNS has no assets or liabilities, no contracts or agreements respecting MNS or the MNS Control Shares, MNS has engaged in no business of any kind since its inception, there are no preemptive rights as to the MNS Control Shares, and no options or other rights exist whereby any person is entitled to buy or acquire the MNS Controll Shares or any other shares of MNS.

          3.6 Restricted Securities. Each MNS Holders understands and acknowledges that the BMII Shares he or she is purchasing are characterized as restricted securities under the U.S. federal securities laws because they were acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the securities may be resold or otherwise transferred without registration under the Securities Act of 1933 and other applicable laws only in certain limited circumstances.

          3.7 Legend. The MNS Holders each understand and acknowledge that all certificates evidencing the BMII Shares shall, unless and until removed in accordance with law, bear a legend in substantially the following form:

          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged, or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Company that such registration is not required or unless sold under Rule 144 of the Securities Act."

          3.8 Ownership of MNS Control Shares; Etc. Each MNS Holder owns good and merchantable title to the MNS Control Shares, free and clear of all liens, claims and encumbrances of third persons, and each owns the number of shares set forth next to his, her or its respective name.

     4. Covenants.

          4.1 BMII's Right to Unwind Exchange. BMII shall have the right to rescind and unwind the Exchange within 30 days following the Closing (the date all items needed for closing have been delivered to Brasher & Company, Attorneys at Law), if it has not by then received all desired approvals from the SEC and NASD. Notice of unwinding must be given in writing to Brasher & Company on behalf of the MNS Holders no later than the 30th day following Closing. Unwinding shall be accomplished as follows: (i) the MNS Holders shall return the BMII Shares to BMII and shall also return to BMII all of the cash portion of the Exchange price except for the sum of $25,000.00, which the MNS Holders shall retain as damages and which amount shall be distributed prorata to the MNS Holders , and (ii) BMII shall return the MNS Control Shares to the MNS Holders. All such shares must be free of all liens, claims and encumbrances of third persons. Except for such deliveries, no party shall have any liability to any other party if the Exchange is rescinded.

          4.2 Covenants of MNS. MNS hereby covenants and agrees to perform or do after Closing the following: (i) nominate and elect a board of directors wherein Robert Blagman will serve as Chairman and there shall be two directors designated by Robert Blagman; (ii) MNS shall cooperate with BMII in any respect required to carry out the purposes of this Agreement, including the execution and delivery of any additional documents deemed by counsel to the Company to be required.

     5. General Provisions.

          5.1 Survival of Representations, Warranties and Agreement. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representation and warranty in this Agreement shall survive the sale of the BMII Shares under the terms of this Agreement.

          5.2 Expenses. Each party hereto shall pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction contemplated hereby.

          5.3 Laws. This Agreement shall be governed and interpreted in accordance with the laws of the State of California, United States of America.

          5.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes and integrates all prior oral or written agreements, if any, and may only be modified by written amendment signed by an authorized representative of each party.

          5.5. No Conflicting Agreements. Each party states that there is no agreement between itself and any other person, firm, or corporation which would cause this Agreement not to have full force and effect.



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


     IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.


BLAGMAN MEDIA INTERNATIONAL INC.          MNS Eagle Eguity Group I, Inc. ("MNS")
  ("Company")

By                                        By
-------------------------------           --------------------------------------
Chief Executive Officer                   Stephen M. Siedow, Pres., CEO


                         SIGNATURES of the MNS HOLDERS:


Stephen M. Siedow (269,689)               John D. Brasher Jr. (246,689)


X                                         X
-------------------------------           --------------------------------------
Signature                                 Signature


Linda M. Siedow (12,500)                  Nicole A. Siedow (5,000)


X                                         X
-------------------------------           --------------------------------------
Signature                                 Signature


Linda M. Siedow CF                        Linda M. Siedow CF
  Stephen J. Siedow (5,000)                 Michael R. Siedow (5,000)


X                                         X
-------------------------------           --------------------------------------
Signature                                 Signature


Lisa K. Brasher (10,000)                  Lisa K. Brasher Children's Trust
                                          (5,000)


X                                         X
-------------------------------           --------------------------------------
Signature                                 Signature


MNS Eagle Equity Group, Inc.              YAKIMA CORP. (20,000)
(34,916)


By                                        By
-------------------------------           --------------------------------------
Stephen M. Siedow, Pres.                  John Brasher, Vice Pres.

                                  SCHEDULE 1.2
                          DELIVERIES TO THE MNS HOLDERS



                                                            Cash     BMII Shares
                                                            ----     -----------



Stephen M. Siedow                                      $   39,514.78    19,758

John D. Brasher Jr                                     $   36,144.83    18,073

Linda M. Siedow                                        $    1,831.50       916

Nicole A. Siedow                                       $      732.60       366

Linda M. Siedow CF Stephen J. Siedow                   $      732.60       366

Linda M. Siedow CF Michael R. Siedow                   $      732.60       366

Lisa K. Brasher                                        $    1,465.20       733

Lisa K. Brasher Children's Trust                       $      732.60       366

MNS Eagle Equity Group, Inc.                           $    5,115.89     2,558

YAKIMA CORP                                            $    2,930.40     1,465

                                                       -------------    ------

TOTALS                                                 $   89,933.00    44,967